71533835;8 GXO Logistics, Inc. Amended and Restated Clawback Policy (Adopted as of November 21, 2023) Overview The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of GXO Logistics, Inc., a Delaware corporation (the “Company” or “GXO”), has adopted this Clawback Policy (this “Policy”) effective as of October 2, 2023, under which the Company may require the repayment of, or provide for the forfeiture or cancellation of, certain incentive compensation of Covered Executives (as defined below) in accordance with the terms hereof. Definitions For purposes of this policy, the following definitions apply: “Bonus” means any cash bonus or annual bonus. “Compensation Agreement” means any Covered Executive's employment agreement, severance agreement, or offer letter. “Covenant Breach” means a breach of any applicable restrictive covenant in any Compensation Agreement or other agreement between the Covered Executive and GXO or any of GXO’s affiliates. “Covered Executive” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. An “executive officer” for purposes of this Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S- K. Covered Executive also includes any other employee of the Company and its subsidiaries designated by the Committee from time to time by notice to the employee. “Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

-2- 71533835;8 “Exchange” means the New York Stock Exchange or any other national securities exchange on which the Company’s securities are then listed. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from those measures, whether or not the measure is presented within the financial statements or included in a filing with the SEC, such as stock price, total shareholder return, revenue, adjusted earnings before interest, taxes, depreciation, and amortization, and free cash flows. “For Cause Termination” means any termination of a Covered Executive’s employment for “cause,” as defined in the Covered Executive’s Compensation Agreement, or if the Covered Executive is not party to a Compensation Agreement, as such term is defined in the GXO Logistics, Inc. 2021 Omnibus Incentive Compensation Plan, as may be amended or restated from time to time, or any successor plan. “Incentive Compensation” means any compensation that is awarded, earned or vested based in whole or in part on the attainment of a financial reporting measure. Base salaries, Bonuses or equity awards (including LTI Awards) paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless the awards were granted, paid or vested based in part on a Financial Reporting Measure. Incentive Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. “LTI Awards” means any equity-based or cash-based long-term incentive awards. “Misconduct” means, with respect to a Covered Executive, any of the following that contributes to any material loss to the Company or any of the Company’s affiliates: (i) the material breach of a written policy applicable to the Covered Executive, including, but not limited to, the Company's Code of Ethics, (ii) egregious misconduct by the Covered Executive including, but not limited to, fraud, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability, (iii) the commission of an act or omission which causes the Covered Executive or the Company to be in violation of federal or state securities laws, rules or regulations, (iv) falsifications, omissions or manipulations of accounting records or financial disclosures, or of their supporting documents or of transactions, (v) negligent, reckless or intentional misinterpretations or misapplications of accounting requirements, rules, guidelines, standards or principles, (vi) non-compliance with internal controls and procedures, or (vii) negligent supervision. “Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement that corrects errors (1) that are material to previously issued

-3- 71533835;8 financial statements, or (2) that would result in a material misstatement if the errors were left uncorrected in the current report or the error correction was recognized in the current period. “SEC” means the Securities and Exchange Commission. Recoupment and Forfeiture Triggering Events. Upon the occurrence of any of the following events, the Company shall have the remedies set forth below: (i) A Covered Executive has engaged in any Misconduct; (ii) A Covered Executive’s experiences a For Cause Termination; (iii) A Covered Executive commits a Covenant Breach; or (iv) The Company is required to prepare a Restatement. Misconduct, For Cause Termination and Covenant Breaches - LTI Awards. The Company may (i) in the case of a For Cause Termination, at any time from two years before and up to six months after such termination, or (ii) in the case of Misconduct or a Covenant Breach, at any time from two years before and up to six months after learning of such conduct or breach, but in no event more than two years after the Covered Executive engages in such conduct or breach: terminate or cancel any LTI Awards held by the Covered Executive that are unvested or vested and unexercised; require the Covered Executive to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by the Covered Executive, in respect of any LTI Awards the vesting of which was accelerated upon termination of the Covered Executive’s employment for any reason; and/or require the Covered Executive to forfeit or remit to the Company any shares of Company common stock (or the equivalent value in cash) that were issued to the Covered Executive (or cash that was paid to the Covered Executive) upon vesting, settlement or exercise, as applicable, of any LTI Award; provided, however, that, in cases where cure is possible, the Covered Executive shall first be provided a fifteen-day cure period to cease, and to cure, such conduct. Misconduct - Annual Bonuses. In the event of Misconduct, the Company may recover the amount by which any compensation paid to the Covered Executive exceeded the lower amount that would have been payable after accounting for the applicable material loss or such other amount as determined to be appropriate by the Committee, by: requiring repayment by the Covered Executive of any Bonus previously paid, net of any taxes paid by the Covered Executive on such Bonus; or cancelling any earned but unpaid Bonus; and/or

-4- 71533835;8 adjusting the Covered Executive’s future compensation in order to recover an appropriate amount with respect to the restated financial results or the material loss. Restatements. In the event that the Company is required to prepare a Restatement, the Company will recover reasonably promptly the Erroneously Awarded Compensation received by the Covered Executive. If the Committee cannot determine the amount of Erroneously Awarded Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. Recovery of any Erroneously Awarded Compensation will apply to any Erroneously Awarded Compensation received on or after October 2, 2023 by a Covered Executive: After beginning service as a Covered Executive; Who served as a Covered Executive at any time during the performance period for that Incentive Compensation; While the Company has a class of securities listed on the Exchange; and During the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those three completed fiscal years that results from a change in the Company’s fiscal year, determined in accordance with the rules of the Exchange). However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed. For purposes of determining the relevant recovery period, the date that the Company is required to prepare a Restatement is the earlier to occur of: the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment of any excess Incentive Compensation from a Covered Executive from any of the following sources: (1) prior Incentive Compensation payments; (2) future payments of Incentive Compensation; (3) cancellation of outstanding Incentive Compensation; and (4) direct repayment. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Covered Executive. Covered Executives This Policy applies to the Company’s Covered Executives.

-5- 71533835;8 Mandatory Disclosure The Company shall file this Policy and, in the event that the Company is required to prepare a Restatement, will disclose information related to such Restatement in accordance with applicable law, including, for the avoidance of doubt, Rule 10D-1 of the Exchange Act or any rules or standards adopted by the Exchange. Administration This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals, and need not be uniform with respect to Covered Executives. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This policy is intended to comply with Section 10D of the Exchange Act, Rule 10D-1 thereunder, and the applicable rules of the Exchange, and will be interpreted and administered consistent with that intent. Amendment; Termination The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, Rule 10D-1 of the Exchange Act, or any rules or standards adopted by the Exchange. The Committee may terminate this Policy at any time. Other Recoupment Rights Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any Compensation Agreement, equity award agreement, or similar agreement and any other legal or equitable remedies available to the Company. Without limiting the foregoing, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws. Limited Exceptions to Recovery Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, on the condition that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because: the direct expense paid to a third party to assist in enforcing this policy would exceed the recoverable amounts, and in which case the Company has made a reasonable attempt to recover the Erroneously Awarded Compensation, has documented that attempt and has (to the extent required) provided that documentation to the Exchange; or

-6- 71533835;8 recovery would likely cause an otherwise tax‐qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986. recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange. No Indemnification; No Liability The Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, nor shall the Company directly or indirectly pay or reimburse any Covered Executive for any premiums for third-party insurance policies that such Covered Executive may elect to purchase to fund such Covered Executive’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any Covered Executive as a result of actions taken under this Policy. Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

-7- 71533835;8 ATTESTATION AND ACKNOWLEDGEMENT OF AMENDED AND RESTATED CLAWBACK POLICY By my signature below, I acknowledge and agree that: I have received and read the attached Amended and Restated Clawback Policy (this “Policy”). I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation or other compensation to the Company as determined in accordance with this Policy. Signature:_________________________ Name: ___________________________ Date: ____________________________